EXHIBIT 10.1

T&T POWER GROUP INC.

- and -

SIMSON-MAXWELL LTD.

SHARE SUBCRIPTION AGREEMENT

SHARE SUBSCRIPTION AGREEMENT

THIS AGREEMENT is dated {{closingdate}} (the “Effective Date”), and made between:

T&T POWER GROUP INC., a corporation incorporated under the laws of the Province of Ontario (the “Subscriber”)

- and -

SIMSON-MAXWELL LTD., a corporation incorporated under the laws of Canada (the “Corporation”)

- and -

VIKING ENERGY GROUP, INC., a corporation incorporated under the laws of the State of Nevada (“Viking”)

- and -

SIMMAX CORP., a corporation incorporated under the laws of the Province of Alberta (“Simmax”)

- and -

REMORA EQ LP., a limited partnership formed under the laws of the Province of Ontario (“Remora”)

WHEREAS:

(A)	the Shareholders are the registered and beneficial owners of all the issued and outstanding shares in the capital of the Corporation;

(B)

the Corporation is in the business of selling, servicing, maintaining, repairing, renting and testing of generators and industrial engines in the Provinces of Alberta, British Columbia, Ontario and elsewhere in Canada (the “Business”);

(C)

upon the terms and conditions set out in this Agreement, the Subscriber has agreed to subscribe for 952 Class A Common Shares in the capital of the Corporation for the aggregate subscription price set out in Section 2.1 (the “Subscription”);

(D)

upon the terms and conditions set out in this Agreement, the Subscriber has agreed to purchase from Simmax its 681 Class A Common Shares of the Corporation and to purchase from Remora its 903 Class A Common Shares of the Corporation (the “Purchases”),

(E)

in connection with the Subscription and the Purchases, the Corporation’s Indebtedness to Simmax and its Affiliates and related parties, and to Remora GP, and to Viking will be restructured as more particularly described herein (the “Repayment”, and together with the Purchases, the “Purchases and Repayment”);

(F)	concurrent with the transactions contemplated in this Agreement, Viking and the Subscriber shall enter into the Post-Closing Shareholder’s Agreement (as defined below); and

(G)

as consideration for the Subscriber’s agreement to complete the Subscription and the Purchases and Repayment, the Corporation and the Shareholders have agreed to provide certain representations, warranties, and covenants to the Subscriber regarding the Corporation, the Business, and other matters as set out in this Agreement.

2

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

In this Agreement, the following terms have the following meanings:

Affiliate means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with that Person, (b) any other Person that owns or controls 50% or more of any class of equity securities (including any equity securities issuable upon the exercise of any option or convertible security) or partnership units of that Person or any of its affiliates, or (c) any director, partner, officer, agent, principal, employee or relative of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

Agreement means this share subscription agreement, the Schedules attached to it or otherwise forming part of it, and the words Article and Section followed by a number or letter mean and refer to the specified Article or Section of this share subscription agreement.

Ancillary Agreements means the Remora Releases, Simmax Releases, Viking Release, the Non-Compete and Non-Solicitation Agreements, the Required Consents, the Guarantees, the Intercreditor Agreement and the New Notes.

Authorization means, with respect to any Person, any order, permit, approval, consent, waiver, licence or other authorization issued, granted, given or authorized by, or made applicable under the authority of, any Governmental Authority having jurisdiction over the Person.

Balance Sheet Date means December 31, 2024.

Books and Records means all books of account, Tax Returns and other tax records, personnel records, documents relating to current Employee Plans, sale and purchase records, customer and supplier lists, lease and rental records, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections and all other documents, files, correspondence and other information of the Corporation (whether in written, electronic or other form) other than the Corporate Records in the possession of the Corporation.

3

Business has the meaning set out in the Recitals.

Business Authorizations has the meaning specified in Section 4.15.

Business Day means any day, other than a Saturday, Sunday or statutory or civic holiday in the Province of Alberta.

Closing means the completion of the subscription transaction contemplated in this Agreement.

Closing Date means {{closingdate}}, or such other earlier or later date as the Parties may agree in writing.

Commercially Reasonable Efforts means the efforts that a reasonable person who desires to achieve a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible but do not include extraordinary or unreasonable measures, including the payment of amounts in excess of normal and usual filing fees and processing fees or any other significant and unusual payments, and provided, that this obligation does not require a Person to take any action or actions which could materially and adversely affect the benefits to such Person of this Agreement and the transactions contemplated in this Agreement.

Consent means any consent, approval, waiver or other authorization required under a Contract.

Contracts means all agreements, arrangements, understandings, commitments and undertakings (whether written, electronic or oral), to which a Person is a party or a beneficiary or pursuant to which any of its property or assets are or may be affected.

Corporate Records means the corporate records of the Corporation, the Shareholders, or the Subscriber, as applicable, including (a) all constating documents, articles and by-laws, (b) all minutes of meetings and resolutions of shareholders, directors and partners, and (c) the share certificates, securities register, register of transfers and register of directors.

Corporation has the meaning set out in the Recitals.

Corporation Assets means all property and assets of the Corporation of every nature and kind and wherever located, including but not limited to all (a) machinery, equipment, furniture, accessories and supplies of all kinds, (b) all trucks, cars and other vehicles, (c) all Inventory, (d) all accounts receivable, (e) all IP Rights of the Corporation, (f) all Authorizations issued to the Corporation, (g) the Real Property Leases, (h) all other Contracts binding on or benefiting the Corporation, (i) the Books and Records, and (j) the Corporate Records.

Damages has the meaning specified in Section 10.1.

Edmonton Rent Arrears means any rent arrears owed by the Corporation to Simmax in connection with the Real Property Lease for the Premises located in Edmonton, Alberta.

Effective Date has the meaning specified in the recitals to this Agreement.

4

Employee means any full-time or part-time employee of the Corporation, including any such employee on disability (long-term or short-term), workplace safety and insurance, workers' compensation, pregnancy or parental or other statutory or approved leave.

Employee Bonus Releases has the meaning specified in Section 6.5.

Employee Plans has the meaning specified in Section 4.37(a).

Employee Material Contracts has the meaning specified in Section 4.36(a).

Environmental Authorization means all Authorizations issued pursuant to any Environmental Laws in connection with the operation of the Business or the ownership and use by the Corporation or by any other Person of the Corporation Assets and any other property and assets used by the Corporation (including the Premises).

Environmental Laws mean all Laws relating to environmental matters or occupational health and safety, including any Laws having as a purpose or effect the protection of the environment, the prevention or reduction to acceptable levels of pollution or the provision of remedies in respect of damage arising therefrom.

Environmental Notice means any written directive or notice of infraction or written notice respecting any claim, investigation, proceeding or judgment from any Governmental Authority relating to non-compliance with, or breach of, any Environmental Laws or Environmental Authorizations by the Corporation or any predecessor in title.

Environmental Release means any emission, discharge, release, deposit, issuance, spray, injection, abandonment, escape, spill, leak, seepage, disposal or exhaust (other than exhaust from a vehicle) of an Environmentally Hazardous Substance, or other occurrence or event defined as such in any Environmental Laws.

Environmentally Hazardous Substance means any material or substance that could reasonably be expected to impair the quality of the environment or that causes or could reasonably be expected to cause an adverse effect on the environment for any use which can be made of it and as to which. liabilities or standards of conduct are imposed pursuant to Environmental Laws, including any material or substance that is deemed pursuant to any Environmental Law to be "hazardous", "toxic", "deleterious", "caustic", "dangerous", a "contaminant", a "hazardous waste", a "source of contaminant" or a "pollutant".

Governmental Authority means any (a)federal, provincial, territorial, state, municipal, local or other governmental or public department, central bank, court, commission, board, tribunal, bureau or agency, domestic or foreign, (b) any subdivision or authority of any of the above, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or tax authority under or for the account of any of the above.

Guarantees has the meaning specified in Section 2.8.

5

Indebtedness means, with respect to any Person and without duplication: (a) any (i) indebtedness for borrowed money (including the current portion thereof); (ii) obligation relating to a letter of credit, bankers' acceptance, note, purchase facility or similar instruments in each case to the extent drawn; (iii) obligation evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation); (iv) obligation for the payment of money relating to any lease that is required to be classified as a capitalized lease obligation; (v) obligation for all or any part of the deferred purchase price of property or services, including any "earn-out" or similar payments or any non-compete payments; (vi) obligation under interest rate swap, hedging or similar agreements; (vii) obligation for all bonuses/commissions, including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such bonuses/commissions due and payable on or before December 31, 2024, (viii) obligation for any customer deposits; (ix) obligation for any severance obligations to any Person (including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such severance obligations) due and payable on or before December 31, 2024; or (x) obligation for any deferred rent liabilities other than the Edmonton Rent Arrears; or (b) any obligation of others described in Section (a) of this definition that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For clarity, "Indebtedness" includes (a) any and all accrued interest, success fees, prepayment premiums, make whole premiums or penalties and fees or expenses actually incurred (including legal fees) with respect to the prepayment of any Indebtedness; and (b) any and all amounts owed by Corporation to any of its Affiliates or Shareholders;

Information Technology means all computer systems, communications systems, software (other than software that has been generally and commercially released and that was not specifically developed by or for the Corporation) and hardware, whether owned, used or licenced.

Intercreditor Agreement has the meaning specified in Section 2.7.

Inventory means all inventories of raw materials, work-in-progress and finished goods and merchandise of the Corporation and all parts and packaging materials used or consumed by the Corporation.

IP Rights means (a) all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice), and including all provisional applications, substitutions, continuations, continuations-in-part, patents of addition, improvement patents, divisions, renewals, reissues, confirmations, counterparts, re-examinations and extensions thereof, (b) all trademarks, service marks, trade dress, trade names, logos, domain names and corporate names, whether registered or existing at common law, (c) all registered and unregistered statutory and common law copyrights and industrial designs, (d) all registrations, applications and renewals for any of the foregoing, (e) all trade secrets, confidential information, ideas, formulae, compositions, know-how, improvements, innovations, discoveries, designs, manufacturing and production processes and techniques, and (f) all other intellectual property rights owned, licensed, controlled or used by a Person, in any and all relevant jurisdictions in the world.

Laws means any and all (a) laws, constitutions, treaties, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, (b) judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, orders, decisions, rulings or awards of any Governmental Authority, and (c) policies, guidelines and protocols to the extent they have force of law.

Lien means (a) any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), privilege, easement, servitude, pre-emptive right or right of first refusal, ownership or title retention agreement, restrictive covenant or conditional sale agreement, and (b) any other encumbrance of any nature or any arrangement or condition which, in substance, secures payment or performance of an obligation.

6

Lift Payment has the meaning specified in Section 2.2.

Mann Payment has the meaning specified in Section 2.2.

Material Adverse Effect means, with respect to any Person, any effect or effects that, individually or in the aggregate, are materially adverse to the Business, results of operation, properties, assets, prospects or financial or other condition of such Person; provided that with respect to the Corporation, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Corporation operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Subscriber; (vi) any changes in applicable Laws or accounting rules (including ASPE); (vii) any natural or man-made disaster or acts of God; or (viii) general outbreaks of illness or similar public health emergencies.

Material Contracts has the meaning specified in Section 4.23.

New Notes has the meaning specified in 2.8.

New Remora Notes has the meaning specified in 2.4(c).

New Simmax Notes has the meaning specified in 2.5(d).

New Viking Notes has the meaning specified in 2.6(b).

Non-Compete and Non-Solicitation Agreements has the meaning specified in Section 6.2.

Ordinary Course means, with respect to an action taken by a Person, that such action (a) is consistent with the past practices of the Person or its business, as the case may be, and is taken in the ordinary course of the normal day-to-day operations of the Person or its business, and (b) would be similar in nature to actions customarily taken in the ordinary course of the day-to-day operations of other Persons that are in the same line of business as such Person.

Parties means the Subscriber, the Corporation, and the Shareholders, and “Party” means any one of them.

Permitted Encumbrances means the Liens summarized in Schedule 4.17.

Person means a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

Personal Information means information that is protected by any Privacy Laws.

7

Post-Closing Shareholders’ Agreement means the shareholder’s agreement to be entered into between the Corporation, Viking and the Subscriber, effective upon the repurchase and cancellation of the Remora Shares and the Simmax Shares.

PPR means Personal Property Registry of Alberta, British Columbia and Ontario.

Premises means all real property leased, subleased, licensed or otherwise occupied by the Corporation pursuant to the Real Property Leases, along with their respective municipal addresses and legal descriptions.

Purchases and Repayment has the meaning set out in the Recitals.

Privacy Laws means the Personal Information Protection and Electronic Documents Act (Canada) and any similar Laws governing the protection of personal information.

Real Property Leases has the meaning specified in Section 4.21(b).

Remora has the meaning set out in the Recitals.

Remora Closing Payment has the meaning specified in Section 2.4(a).

Remora GP means Remora EQ General Partner Inc.

Remora GP Note has the meaning specified in Section 2.4(c).

Remora LP Note has the meaning specified in Section 2.4(a).

Remora Promissory Notes has the meaning specified in Section 2.4(c).

Remora Releases has the meaning specified in Section 2.4(f).

Remora Shares means the 903 Class A Common Shares of the Corporation owned by Remora, being all of the issued and outstanding shares of the Corporation owned by Remora.

Required Consents has the meaning specified in Section 4.6.

Shareholders means Viking, Simmax, and Remora, and Shareholder means any one of them.

Shareholders Agreement means the unanimous shareholders agreement of the Corporation dated as of August 6, 2021.

Shares has the meaning specified in Section 2.1.

Simmax has the meaning set out in the Recitals.

Simmax Releases has the meaning specified in Section 2.5(f).

Simmax Shares means the 681 Class A Common Shares of the Corporation owned by Simmax, being all of the issued and outstanding shares of the Corporation owned by Simmax.

8

Subscriber Indemnified Persons has the meaning specified in Section 10.1.

Subscription has the meaning specified in the recitals to this Agreement.

Subscription Payment has the meaning specified in Section 2.2.

Subscription Price has the meaning specified in Section 2.1.

Subsidiary or Subsidiaries means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For these purposes, a Person or Persons are deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons are allocated a majority of partnership, association or other business entity gains or losses or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.

Tax Act means the Income Tax Act (Canada).

Tax Authority means the Canada Revenue Agency and any other Governmental Authority having taxing authority and their respective successors, if any.

Tax Liabilities means all liabilities and obligations of the Corporation for Taxes together with all costs and expenses relating thereto (including professional fees and expenses).

Tax Returns means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or required to be prepared or filed in respect of Taxes.

Taxes includes any taxes, duties, assessments, imposts, fees, duties, withholdings, levies and other charges of any nature (including all interest, penalties, fines, additions to tax or other additional amounts) imposed by any Tax Authority, including, without limitation, those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, withholding, business, property, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervailing and anti-dumping and all employment insurance, health insurance and Canada, Quebec and other government pension plan and other employer plan premiums, contributions or withholdings and all other taxes and similar government charges of any kind imposed by any Governmental Authority.

Transaction Documents means the Ancillary Agreements, and all other agreements, certificates and other instruments or documents delivered or given pursuant to this Agreement.

Transition Period has the meaning specified in Section 6.4.

9

Unaudited Financial Statements means the unaudited financial statements of the Corporation as at and for the twelve months ended on the Balance Sheet Date.

Viking has the meaning set out in the Recitals.

Viking Release has the meaning specified in Section 2.6(c).

Viking Shares means the 2,436 Class A Common Shares of the Corporation owned by Viking, being all of the issued and outstanding shares of the Corporation owned by Viking.

Working Capital Contribution means the sum of up to $3,000,000.00 to be advanced at the reasonable discretion of the Subscriber, having regard for the operating cash requirements of the Corporation, as a non-interest-bearing shareholder loan, to be used by the Corporation as required for general working capital purposes, including but not limited to operational expenses, Inventory purchases, and other business expenditures in the Ordinary Course. The Working Capital Contribution shall not be treated as equity or as part of the Subscription Price and shall be repayable only in accordance with the terms and conditions to be mutually agreed upon by the Subscriber, Viking and the Corporation, which shall include, among other things, subordination and postponement to the New Remora Notes, the Simmax Note, the New Simmax Notes and the New Viking Notes.

1.2 Gender and Number

Any reference in this Agreement to gender includes all genders and words importing the singular, including the plural, and vice versa.

1.3 Certain Phrases and Calculation of Time

(a)

In this Agreement: (i) the words "including" and "includes" mean "including (or includes) without limitation"; and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". If the last day of any such period is not a Business Day, such period will end on the next Business Day.

(b)

When calculating the period of time "within" “which” or "following" which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is to be excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day.

1.4 Headings, etc.

The inclusion of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and are not to affect or be used in the construction or interpretation of this Agreement.

10

1.5 References to the Schedules and Exhibits

(a)

Notwithstanding anything to the contrary contained in this Agreement, if a matter is said to be set out, disclosed, listed, described or reflected in this Agreement, it is deemed to have been sufficiently disclosed to the Parties where the relevance of such matter is or should be reasonably apparent.

(b)	The Schedules form an integral part of this Agreement.

1.6 Currency

All monetary amounts in this Agreement, unless otherwise specifically indicated, are stated in Canadian currency, and all transactions referred to in this Agreement will be made in immediately available funds by way of certified cheque, bank draft or wire transfer.

1.7 Accounting Terms

All accounting and financial terms and references not defined in this Agreement are to be interpreted in accordance with ASPE, and all calculations made or referred to in this Agreement will be made in accordance with ASPE.

1.8 Statutory References

Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute as at the date of this Agreement and the Closing Date.

1.9 No Presumption

The Parties and their counsel have participated jointly in the negotiation and drafting of this Agreement and each of the Transaction Documents. If an ambiguity or a question of intent or interpretation arises, this Agreement and each of the Transaction Documents are to be construed as if drafted jointly by the Parties. No presumption or burden of proof should arise in favour of any Party by virtue of the authorship of any provision of this Agreement or any of the Transaction Documents.

1.10 Governing Law

(a)

This Agreement is governed by and is to be interpreted, construed and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein, without regard to conflict of law principles.

(b)

Each of the Parties irrevocably attorns and submits to the exclusive jurisdiction of the courts of Alberta in any action or proceeding arising out of or relating to this Agreement. Each of the Parties waives objection to the venue of any action or proceeding in such court or any argument that such court provides an inconvenient forum.

11

1.11 Knowledge

Where any representation, warranty or other statements in this Agreement is qualified by reference to the knowledge of Remora, the Shareholders or the Corporation, such knowledge will be deemed to mean:

(a)	knowledge of Remora is the actual knowledge of Stephan May and Candace Enman;

(b)

knowledge of the Shareholders is (i) in the case of Simmax, the actual knowledge of Brad Kruper and Daryl Kruper; and (ii) in the case of Viking, the actual knowledge of Jim Doris and John McVicar, and the knowledge each of such Persons could reasonably be expected to possess having made due inquiry with the Corporation’s executive management team including, but not limited to, Aaron Dowler and Tom Jackson, and having reviewed the Corporation’s Books and Records and Corporate Records including, but not limited to, the documentation in the data room created by the Shareholders as part of the due diligence for this transaction; and

(c)

knowledge of the Corporation is the actual knowledge of the officers of the Corporation, and the knowledge each of such Persons could reasonably be expected to possess had they conducted a reasonable inquiry into the Corporation’s Books and Records and Corporate Records.

Simmax, Viking and the Corporation confirm that they have made inquiries as they consider necessary as to the matters that are the subject of the representations, warranties and agreements contained in this Agreement.

1.12 Materiality

Notwithstanding anything in this Agreement to the contrary, for purposes of the Shareholders indemnification obligations in this Agreement, the representations and warranties of the Shareholders in this Agreement that are qualified as to "material", “materiality" or similar phrasing shall be deemed to have been made without any such qualification for the purpose of determining the amount of any damages or other losses resulting from or arising out of any breach of any such representation or warranty, but shall not be deemed to have been made without such qualification for the purpose of determining whether such damages or other losses occurred.

ARTICLE 2

PURCHASED SHARES AND SUBSCRIPTION PRICE

2.1 Subscription

Subject to the terms and conditions of this Agreement, the Subscriber hereby subscribes for and agrees to purchase 952 Class A Common Shares (the “Shares”) in the capital of the Corporation for the aggregate subscription price of $2,284,239.10 (the “Subscription Price”).

2.2 Payment of Subscription Price

The Subscriber shall satisfy the Subscription Price by payment of the sum of $77,537.31 on Closing by wire transfer of immediately available funds to Mann Lawyers LLP, in trust (the “Mann Payment”), and the payout of $2,206,701.79 to Lift Legal, in trust (the “Lift Payment” and together with the Mann Payment “Subscription Payment”), to be allocated in accordance with Section 2.3 below.

12

2.3 Allocation of Subscription Price; Use of Proceeds

The Parties acknowledge and agree that the Subscription Payment shall be allocated and used as follows:

(a)

two million two hundred six thousand seven hundred one dollars and seventy-nine cents ($2,206,701.79) of the Subscription Payment shall be used for general working capital purposes of the Corporation; and

(b)

seventy-seven thousand five hundred thirty-seven dollars and thirty-one cents ($77,537.31) of the Subscription Payment shall be used in connection with the Repayment transactions set forth in Sections 2.4, 2.5, and 2.6 of this Agreement, respectively.

Schedule 2.3 sets out allocation of the Subscription Payment with respect to the Repayment transactions.

2.4 Purchase of Remora Shares and Repayment Transactions

(a)

The Subscriber agrees to purchase and Remora agrees to transfer to the Subscriber the Remora Shares for the sum of $650,083.39. The Subscriber shall pay for such shares by way of a delivering a closing payment of $22,462.69 (the “Remora Closing Payment”) by wire transfer of immediately available funds to Gowling WLG (Canada) LLP and a promissory note of $627,620.70 in the form attached as Schedule 2.4(a) (the “Remora LP Note”).

(b)	As a result of the share purchase contemplated by this Section 2.4(a), Remora shall not retain any equity interest in the Corporation following Closing.

(c)

In exchange for the retirement and termination of all existing promissory notes and other Indebtedness in favour of or otherwise owing to Remora or Remora GP by the Corporation (the "Remora Promissory Notes") the Corporation shall issue a promissory note to Remora GP in the amount of $153,956.62 (the "Remora GP Note" and together with the Remora LP Note “New Remora Notes”)

(d)	Remora hereby represents that the only Affiliate of Remora that the Corporation is indebted to is Remora GP.

(e)

To the extent the amount received by Remora GP is less than the amount owing under the Remora Promissory Notes, it irrevocably agrees to forgive the remaining balance of the Remora Promissory Notes and shall execute an acknowledgment and release in favour of the Corporation;

(f)

as a condition of the transactions set out in this Section 2.4, the Corporation, Remora, Remora GP and each of their respective directors, officers, shareholders, and related Parties shall execute and deliver a full and final mutual release, in the form attached hereto as Schedule 2.4(f) (the “Remora Releases”).

2.5 Purchase of Simmax Shares and Repayment Transactions

(a)

The Subscriber agrees to purchase and Simmax agrees to transfer to the Subscriber the Simmax Shares for the sum of $465,677.51. The Subscriber shall pay for such shares by way of a Promissory Note of $465,677.51 in the form attached as Schedule 2.5(a) (the “Simmax Note”).

(b)	As a result of the share purchase contemplated by Section 2.5(a), Simmax shall not retain any equity interest in the Corporation following Closing.

(c)

In exchange for the retirement and termination of all existing promissory notes and other Indebtedness owing to Simmax and its Affiliates by the Corporation, (the “Simmax Promissory Notes”) the Corporation shall:

13

(i)	from the Mann Payment, pay to Simmax the sum of $16,940.30 by wire transfer of immediately available funds to McCuaig Desrochers LLP, in trust,

(ii)

issue one or more promissory notes in form and substance acceptable to the Shareholders in the aggregate principal amount of $1,113,342.18 in favour of Simmax and/or its Affiliates, including but not limited to Brad Kruper and Daryl Kruper (the “New Simmax Notes”),

(d)	The Simmax Note and the New Simmax Notes shall be allocated as set out and as allocated in Schedule 2.5 herein.

(e)

To the extent the amount received by Simmax and/or its Affiliates is less than the amount owing under the Simmax Promissory Notes, each such Party irrevocably agrees to forgive the remaining balance of its respective portion of the Simmax Promissory Notes and shall execute an acknowledgment and release in favour of the Corporation.

(f)

As a condition of the transactions set out in this Section 2.5, the Corporation and Simmax, and each of their respective directors, officers, shareholders, and related Parties shall execute and deliver a full and final mutual release, in the form attached hereto as Schedule 2.5(f) (the “Simmax Releases”); and (2) the Corporation and Subscriber shall exercise best commercial efforts to cause TD Canada to release Simmax and/or its Affiliates (including, without limitation, Daryl Kruper) from any prior guarantees or pledged collateral in respect of any existing loan or credit facilities of the Corporation (collectively, the “Simmax Guarantees”) and deliver evidence of same on Closing (the “TD Release”). In the event the TD Release cannot be obtained by Closing, the Corporation and Subscriber shall deliver on Closing an undertaking in form and substance acceptable to Simmax and/or its Affiliates to deliver the TD Release within a reasonable time post-Closing and shall jointly and severally indemnify such Parties in respect of the Simmax Guarantees and any and all Damages arising from or relating to the Simmax Guarantees pursuant to the terms of this Agreement unless and until the TD Release has been delivered.

2.6 Viking Repayment Transaction

Immediately following the Subscription, the Corporation shall restructure the Viking Promissory Notes as follows:

(a)	from the Mann Payment, the Corporation shall pay to Viking the sum of $60,597.01 to Mann Lawyers LLP, in trust, by wire transfer of immediately available funds; and

(b)

the Corporation shall issue one or more promissory notes in form and substance acceptable to the Shareholders in the aggregate principal amount of $939,402.99 in favour of Viking and/or its Affiliates (the “New Viking Note”) in exchange for the retirement and termination of all existing promissory notes and other Indebtedness in favour of or otherwise owing to Viking and its Affiliates by the Corporation as set out in Schedule 2.6 (the “Viking Promissory Notes”). To the extent the amount received by Viking and/or its Affiliates is less than the amount owing under the Viking Promissory Notes, each such Party irrevocably agrees to forgive the remaining balance of its respective portion of the Viking Promissory Notes and shall execute an acknowledgment and release in favour of the Corporation; and

14

(c)

as a condition of the transactions set out in this Section 2.6, (1) the Corporation and Viking, and each of their respective directors, officers, shareholders, and related Parties shall execute and deliver a full and final mutual release, in the form attached hereto as Schedule 2.6(c) (the “Viking Releases”); and (2) the Corporation and Subscriber shall exercise best commercial efforts to cause TD Canada to release Viking and/or its Affiliates from any guarantees or pledged collateral in respect of any existing loan or credit facilities of the Corporation (collectively, the “Viking Guarantees”) and deliver evidence of same on Closing (the “TD Release”). In the event the TD Release cannot be obtained by Closing, the Corporation and Subscriber shall deliver on Closing an undertaking in form and substance acceptable to Viking and/or its Affiliates to deliver the TD Release within a reasonable time post-Closing and shall jointly and severally indemnify such Parties in respect of the Viking Guarantees and any and all Damages arising from or relating to the Viking Guarantees pursuant to the terms of this Agreement unless and until the TD Release has been delivered.

2.7 Intercreditor Agreement

On Closing, the Corporation, the Subscriber, Viking, Remora, Remora GP, Simmax and each of the holders of the New Simmax Notes shall enter into an intercreditor agreement in form and substance acceptable to the Parties providing for the pari passu repayment of the debt evidenced by the Remora GP Note, the New Simmax Notes and the New Viking Notes by the Corporation and the pari passu repayment of the debt evidenced by Remora LP Note and the Simmax Note by the Subscriber, and the manner in which repayment shall occur for all such notes in the event of borrower default (the “Intercreditor Agreement”).

2.8 Subscriber Guarantee

On Closing, the Subscriber shall enter into a guarantee agreement with Viking and each of the holders of the Remora GP Note and the New Simmax Notes in form and substance acceptable to the Parties (the “Guarantees”), providing irrevocable and unconditional guarantees for the full payment and performance of all amounts owing under the Remora GP Note, the New Simmax Notes and the New Viking Note (the “New Notes”).

2.9 Working Capital Contribution

The Subscriber shall make the Working Capital Contribution on Closing or at such time as is reasonably required to meet the cash requirements of the Corporation.

2.10 Set-Off

(a)

Upon a final and binding determination of a Claim pursuant to Article 10 or written agreement between the Parties with respect to any Damages that the Subscriber and/or Corporation is entitled to be indemnified by the Shareholders, the Corporation may from time to time set-off against or deduct from any amount due and payable by the Corporation to the Shareholders, or any one of them, hereunder, including any amounts payable under the New Notes, provided that any such set-off or deduction from: i) the New Remora Notes shall be limited to the Remora LP Note; and (ii) New Simmax Notes shall be limited to the portion of such notes that has been allocated to the purchase of the Simmax Shares (as set out in Schedule 2.5).

15

(b)

If, prior to the maturity date of the principal amount payable under the New Notes, a Claim has been made pursuant to Section 10.3 (Claims Procedure) and remains unresolved as of such maturity date, the portion of such principal repayment for the respective New Note that is subject to the possible right of set-off shall be paid into escrow with the Subscriber’s solicitor and, in the case of Remora subject to Section 6.7(a), held in trust pending resolution of the Claim. The escrowed funds shall only be released upon the final determination of the Claim in accordance with Section 10.3, or upon written agreement by the Parties. Any portion of the escrowed funds not required to satisfy the Claim, if applicable, shall be promptly released to the Person entitled to payment upon resolution of the Claim. For clarity, the payment of any amount into escrow in accordance with this Section shall not constitute an Event of Default as defined in the applicable New Note, nor shall it trigger any acceleration of obligations thereunder. Additionally, provided that the principal of the respective New Note is paid into escrow in full on or before its maturity date in accordance with this Section, all Interest owing under such New Note shall be waived in accordance with its terms, and no Interest shall accrue or become due and owing on the escrowed amount while it remains in escrow.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE SHAREHOLDERS

Each of the Shareholders severally (and not jointly) represent and warrant as follows to the Subscriber and acknowledge and confirm that the Subscriber is relying upon the representations and warranties in entering into this Agreement and subscribing for the Shares:

3.1 No Other Agreements to Purchase

Except for the Subscriber's rights under this Agreement, no Person has any written or oral agreement, option, warrant or commitment or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for: (i) the purchase or acquisition from Remora of any of the Remora Shares; (ii) the purchase or acquisition from Simmax of any of the Simmax Shares; (iii) the purchase or acquisition from Viking of any of the Viking Shares; (iv) the purchase, subscription, allotment or issuance of any of the unissued shares or other securities of the Corporation.

3.2 Power and Authority

Each of the Shareholders have full right, power, and authority to enter into and perform their obligations under this Agreement and the other Transaction Documents to which such Shareholder is a party and to consummate the transaction contemplated in this Agreement. The Shareholders are corporations and/or limited partnerships duly formed and validly existing under the laws of their jurisdiction of formation. The Shareholders have taken all necessary corporate action to approve and authorize, validly and effectively, the execution, delivery and performance by such Shareholders of this Agreement and the other Transaction Documents to which such Shareholder is a party and the consummation by it of the transaction contemplated in this Agreement.

3.3 Execution and Binding Obligation

This Agreement and the Transaction Documents to which a Shareholder or their Affiliates is a party have been (or will be) duly executed and delivered by each Shareholder or their Affiliate, and constitute (or will constitute) legal, valid and binding obligations of such Shareholder or their Affiliate, enforceable against such Person in accordance with their respective terms.

16

3.4 No Conflict with Authorizations, Laws, etc.

To the knowledge of the Shareholders, the execution, delivery and performance by each Shareholder of this Agreement and the Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(a)

result in a breach or a violation of or default under, conflict with, or cause the termination or revocation of, any Business Authorization held by the Shareholders or the Corporation, the use of the Corporation Assets, or the operation of the Business;

(b)	result in or require the creation of any Lien upon any of the Corporation Assets;

(c)	result in a breach or a violation of, or conflict with, any judgement, order or decree of any Governmental Authority;

(d)	result in a breach or a violation of, or conflict with, any Law applicable to the Shareholders or the Corporation; or

(e)

result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of the Corporation's or the Shareholders constating documents, shareholders' agreements, by-laws or resolutions of its board of directors or shareholders.

3.5 Residency

None of Remora, Simmax or the Corporation are a “non-resident” of Canada for the purposes of the Tax Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE CORPORATION

The Shareholders jointly and severally represent and warrant as follows to the Subscriber and acknowledge and confirm that the Subscriber is relying upon the representations and warranties in entering into this Agreement and subscribing for the Shares. With respect to Remora, all such representations and warranties in this Article 4 are given to the Knowledge of Remora.

4.1 Incorporation and Corporate Power

The Corporation is incorporated and existing under the laws of Canada and extra provincially registered in Alberta, British Columbia and Ontario. The Corporation has the corporate power, authority and capacity to own and operate its property and assets and carry on the Business as now being conducted by it and is registered, licensed or otherwise qualified to carry on the Business in the Provinces of Alberta, British Columbia and Ontario, being the only jurisdictions in which the nature of the Business or the property or assets owned or used by the Corporation makes such qualification and registration necessary. No proceedings have been taken or authorized by the Corporation, the Shareholders or by any other Person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Corporation nor, to the knowledge of the Shareholders, have any such proceedings been threatened by any other Person.

17

4.2 Power and Authority

The Corporation has the full right, power, and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which such the Corporation, is a party and to consummate the transaction contemplated in this Agreement. The Corporation has taken all necessary corporate action to approve and authorize, validly and effectively, the execution, delivery and performance by the Corporation of this Agreement and the other Transaction Documents to which the Corporation is a party and the consummation by it of the transaction contemplated in this Agreement.

4.3 Litigation – No Actions Affecting Closing

Except as set out in Schedule 4.3, there are no actions, suits or proceedings, at law or in equity, by any Person (including the Corporation), nor any arbitration, administrative or other proceeding by or before any Governmental Authority, current or pending, or to the knowledge of the Shareholders, threatened against or affecting the Shareholders or the Corporation which prevents or could reasonably be expected to prevent the consummation of the of the transactions contemplated by this Agreement.

4.4 Litigation – General

 Except as set out in Schedule 4.3, to the knowledge of the Shareholders, there are no actions, suits or proceedings, at law or in equity, by any Person (including the Corporation), nor any arbitration, administrative or other proceeding by or before any Governmental Authority, current or pending, or to the knowledge of the Shareholders, threatened against or affecting the Corporation or the Shareholders, or any of their officers or directors (in their capacity as such), the Business, any of the Corporation Assets or any other property or assets used by the Corporation, including the Premises. To the knowledge of the Shareholders, no event has occurred or circumstance exists which may give rise to, or serve as a valid basis for, the commencement of any action, suit, proceeding, arbitration or investigation by or against the Corporation, any of its officers or directors (in their capacity as such), the Business, any of the Corporation Assets or any other property or assets used by the Corporation including the Premises. Except as set out in Schedule 4.3 or in the Unaudited Financial Statements, there is no outstanding Indebtedness in connection with prior judgements against the Corporation or with respect to prior litigation matters settled by the Corporation following the receipt of an Statement of Claim (or equivalent) issued by a court and served upon the Corporation.

4.5 Required Authorizations

There is no requirement for the Corporation to make any filing with, give any notice to, or obtain any Authorization of, any Governmental Authority as a result of, or in connection with, or as a condition to the lawful completion of, the transactions contemplated by this Agreement or any of the Transaction Documents.

4.6 Required Consents

Except for the Required Consents set forth in Schedule 4.6, no other consents, approvals, or authorizations are required in connection with the transactions contemplated by this Agreement or any of the Transaction Documents. The Shareholders shall use Commercially Reasonable Efforts to obtain, prior to Closing, all Consents required under the Material Contracts (the “Required Consents”). The Required Consents shall be on such terms as are acceptable to the Subscriber, acting reasonably. The Subscriber will cooperate with the Shareholders and will use Commercially Reasonable Efforts to assist the Shareholders in obtaining the Required Consents.

18

4.7 Execution and Binding Obligations

All of the Transaction Documents to which the Corporation is a party have been (or will be) duly executed and delivered by the Corporation and constitute (or will constitute) legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms.

4.8 Subsidiaries

The Corporation has no Subsidiaries and currently holds no securities or other ownership, equity or proprietary interests in any other Person.

4.9 Dividends and Other Distributions

Except as described in the Unaudited Financial Statements of the Corporation, since the Balance Sheet Date, the Corporation has not declared or paid any dividends or declared or made any other distribution on any of its shares or other securities and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its shares or other securities or agreed to do any of the foregoing.

4.10 Officers and Directors

A true and complete list of all of the directors and officers of the Corporation as at the Effective Date set out in Schedule 4.10 of this Agreement.

4.11 Unanimous Shareholders Agreement

Except for the Shareholders Agreement, which has been terminated at or prior to Closing, there are no investor rights agreements, shareholder agreements, pooling agreements, voting trusts, share options, or other similar agreements with respect to the ownership or voting of any issued and outstanding shares in the Corporation.

4.12 Corporate Records

The Corporation has provided true and complete copies of the Corporate Records of the Corporation to the Subscriber, and such documents, records and minute book have been maintained in material compliance with applicable Law and are complete and accurate in all material respects. All corporate proceedings and actions reflected in such Corporate Records (including all meetings and resolutions of directors and shareholders) have been conducted or taken in compliance with applicable Laws and the constating documents of the Corporation in all material respects.

19

4.13 Conduct of Business in Ordinary Course

Since the Balance Sheet Date and except as disclosed in this Agreement, the Business has been carried on in the Ordinary Course. Without limiting the generality of the foregoing, the Corporation has not since the Balance Sheet Date, other than in the Ordinary Course or as disclosed in Schedule 4.13:

(a)	sold, transferred or otherwise disposed of any Corporation Assets except:

(i)	assets which are obsolete or which, individually or in the aggregate, do not exceed $50,000.00 in book value; and

(ii)	Inventory sold in the Ordinary Course;

(b)	except for the Permitted Encumbrances, granted or suffered any Lien upon any of the Corporation Assets;

(c)	issued or sold any shares, bonds or other securities of the Corporation;

(d)	made any capital expenditures which individually or in the aggregate exceeded $100,000.00;

(e)

paid any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, exceeded $50,000.00 per month, excluding monthly payments under Material Contracts;

(f)	increased its Indebtedness for borrowed money or made any loan or advance to any Person, or assumed, guaranteed or otherwise became liable with respect to the obligation of any Person;

(g)	cancelled any debts or claims owed to it or amended, terminated or waived any rights of value to the Corporation;

(h)	made any bonus or profit sharing distribution or similar payment of any kind other than in accordance with the Employee Plans;

(i)

made any payment to an officer, director, former director, Employee or related party other than at the regular rates payable by way of salary or other remuneration or for the reimbursement of expenses incurred in the Ordinary Course;

(j)	removed or appointed any auditor or director or terminated or hired any officer or other senior Person;

(k)

made any change in the compensation paid or payable to any officer or director of the Corporation or granted any general increase in the rate of wages, salaries, bonuses or other remuneration of any Employees;

(l)	suffered any extraordinary loss, damage or destruction, whether or not covered by insurance;

(m)

terminated or suffered the termination of any Material Contract other than due to its expiration in accordance with its terms and not as a result of the potential completion of the transactions contemplated by this Agreement;

(n)

written down the value of any property or assets owned or used by the Corporation, including Inventory and capital lease assets, except on account of depreciation and amortization in the Ordinary Course;

(o)	entered into any Contract or any other transaction that was not in the Ordinary Course of business;

20

(p)

waived, cancelled or written off, or agreed or become bound to waive, cancel or write off, any rights, claims or accounts receivable relating to the Business, other than in the Ordinary Course of business and none of which are material;

(q)	increased its reserves for contingent liabilities;

(r)

suffered any material shortage or any cessation or material interruption of Inventory shipments, supplies or ordinary services other than in connection with the non-payment of suppliers as disclosed under this Agreement;

(s)	made any forward purchase commitments either in excess of the requirements of the Corporation for normal operating purposes or at prices higher than the current market prices;

(t)	compromised or settled any litigation or governmental action relating to the Corporation Assets, other property or assets used by the Corporation (including the Premises) or the Business;

(u)	cancelled or reduced any insurance coverage;

(v)	permitted any of its facilities located at the Premises to be shut down for any period of time in excess of 12 hours on a Business Day;

(w)	made any change in the method of billing or the credit terms made available to the customers of the Business;

(x)	made any change in any method of accounting or auditing practice;

(y)	except as contemplated in the Corporate Records, amended its organizational documents or structure; or

(z)	authorized, agreed or otherwise committed, whether or not in writing, to do any of the foregoing.

4.14 Compliance with Laws

The Corporation has complied with, and the Business has been and is being conducted in compliance with, all applicable Laws in all material respects. None of the Corporation or the Shareholders has received any notice or other communication from any Governmental Authority or other Person alleging or relating to any violation of or failure to comply with any applicable Law, and to the knowledge of the Shareholders, none of the Corporation or the Shareholders are under investigation or review by any Governmental Authority with respect to, nor have been threatened to be charged with, any violation of any applicable Law.

4.15 Business Authorizations

The Corporation owns, possesses or lawfully uses in the operation of the Business, all Authorizations which are necessary for it to conduct the Business or for the ownership and use of the Corporation Assets and the other property and assets used by the Corporation (including the Premises). All material Authorizations have been disclosed by the Corporation to the Subscriber (the “Business Authorizations”), and the Corporation is not in default or breach of such Business Authorizations, and no proceedings are pending or threatened to revoke or limit any Business Authorization.

21

4.16 Sufficiency of Assets

The Business is the only business operation carried on by the Corporation and the Corporation Assets include all rights, assets and property necessary for the conduct after Closing of the Business substantially in the same manner as it was conducted prior to Closing. All of the Corporation Assets and any other property or assets used or leased by the Corporation are situated at the Premises except to the extent they are situated at third party locations in the Ordinary Course.

4.17 Title to the Assets

The Corporation owns and has good title over all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) that it purports to own, including all the properties and assets reflected as being owned by the Corporation on the balance sheet forming part of the Unaudited Financial Statements or otherwise in its Books and Records. Except as disclosed in Schedule 4.17, the Corporation has legal and beneficial ownership of the Corporation Assets, and the Corporation Assets are free and clear of all Liens, other than the Permitted Encumbrances.

4.18 Performance of Services

The Corporation has performed all services for the maintenance, repair, and testing of customer products and equipment in a good and workmanlike manner consistent with industry standards, using personnel with the requisite skill and experience to perform the services.

4.19 No Options, etc.

No Person has any written or oral agreement, option, or commitment, or any right or privilege (whether by law, contractual or otherwise) capable of becoming such for the purchase or other acquisition from the Corporation of any of the Corporation Assets.

4.20 Owned Real Property

The Corporation does not own and has never owned any real property or any interest in real property.

4.21 Leased Real Property

(a)	Except for the Real Property Leases, the Corporation is not party to any agreement, option, or right to own or lease, any real property or any interest in any real property.

(b)

Schedule 4.21 sets out all real property leases, subleases, license agreements or other similar agreements under which the Corporation leases any real property (the "Real Property Leases"), including all assignments and amendments thereto and the municipal addresses and legal land descriptions of the Premises. True and complete copies of the Real Property Leases have been provided to the Subscriber.

22

(c)

Except as set forth in Schedule 4.21, (i) the Real Property Leases are valid, legally binding, enforceable and in full force and effect and the Corporation is not in breach of or default, in any material respect, under any of the Real Property Leases, nor, to the knowledge of the Shareholders, is any counterparty to the Real Property Leases in breach or default, in any material respect, thereunder; (ii) there are no disputes between the Corporation and any third parties under any of the Real Property Leases, nor has any third party repudiated, terminated or threatened to terminate any of the Real Property Leases; and (iii) the terms and conditions of the Real Property Leases will not be affected by the completion of the Transaction.

(d)

Other than the Edmonton Rent Arrears, all rental and other payments and other material obligations required to be paid and performed by the Corporation pursuant to the Real Property Leases have been performed and duly paid. All tenant's work to be performed in accordance with each Premises has been completed, and all material deficiencies (if any) which any landlord has brought to the Corporation's attention, have been corrected.

(e)	Except as set forth in Schedule 4.21, the Corporation has not sublet, assigned, licensed or otherwise conveyed any rights or interest in the Premises or the Real Property Leases to any Person.

(f)

The current use of the Premises by the Corporation complies with applicable Laws in all material respects. The Premises are reasonably adequate for the purpose for which it is presently used by the Corporation, and the Corporation has reasonably adequate rights of ingress and egress thereto for the operation of the Business in the Ordinary Course.

(g)

To the knowledge of the Shareholders, there are no existing, proposed or threatened expropriation proceedings that would result in the taking of all or any part of the Premises or that would adversely affect the current use of the Premises or any part of them.

(a)

Except for reasonable wear and tear, the Premises are in good operating condition and in a state of good maintenance and repair, having regard for their age and character, and are reasonably adequate for the purposes for which they are currently being used. To the knowledge of the Shareholders, none of such buildings, structures, improvements or appurtenances within which the Premises are situated, nor the operating or maintenance thereof, violates any restrictive covenant or any provision of any applicable Law, or encroaches on any property owned by other Persons.

4.22 No Restrictions on Business Activities

Except as disclosed in Schedule 4.22, the Corporation is not a party to or bound or affect by any Contract, judgment, injunction, order, decree or document binding upon the Corporation containing any covenant prohibiting, restricting or limiting its freedom or ability to: (i) compete in any line of business or geographic region; (ii) transfer or move any of the Corporation Assets or operations within Canada; (iii) conduct any business practice of the Corporation as now conducted; or (iv) effect any acquisition of property (including following this transaction).

23

4.23 Material Contracts

Except for the Contracts set out in Schedule 4.23 (the “Material Contracts”), and the Employee Plans, the Corporation is not a party to or bound by:

(a)

any Contract for the purchase or sale of materials, supplies, equipment or services (i) involving, in the case of any such Contract, the payment by the Corporation of more than $100,000.00 in aggregate in any 12-month period, or (ii) which contains minimum purchase commitments or requirements or other terms that restrict or limit the purchasing or selling ability of the Corporation;

(b)	any Contract that expires, or may be renewed at the option of a Person other than the Corporation so as to expire, more than one year after the date of this Agreement;

(c)	any rental agreement between the Corporation and its customers and clients;

(d)	any financing or loan Contract pursuant to which the Corporation has extended a loan or other financing to any customer or client of the Corporation or any other third party;

(e)

any promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging or swap arrangement or any leasing transaction of the type required to be capitalized in accordance with ASPE;

(f)

any shareholder loan agreements or other Contracts pursuant to which the Shareholders, their Affiliates, or any employees of the Corporation have loaned money to the Corporation, including any loans made by the Shareholders, their Affiliates, or employees of Corporation for the benefit of the Corporation;

(g)	any line of credit, credit card, or financing agreements, including any type of short-term or long-term financing facilities provided to the Corporation by any financial institution or other lenders;

(h)	any Contract for capital expenditures in excess of $10,000.00 in the aggregate;

(i)

any confidentiality or non-disclosure Contract entered into other than in the Ordinary Course or any Contract limiting the freedom of the Corporation to engage in any line of business, compete with any Person, solicit any Person, operate its assets at maximum production capacity or otherwise restrict its ability to carry on the Business;

(j)

any Contract pursuant to which the Corporation is a lessor or lessee of any of the Corporation’s assets including, without limitation, machinery, equipment, motor vehicles, office furniture, fixtures or other personal or real property outside the Ordinary Course of the Business;

(k)	any Contract pursuant to which the Corporation is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal or real property;

(l)	any Contract with an Affiliate of the Corporation or the Shareholders or any other Person with whom the Corporation or the Shareholders do not deal at arm’s length within the meaning of the Tax Act;

(m)

any agreement of guarantee, support, indemnification, assumption, endorsement, or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;

24

(n)

any partnership, joint venture, or other similar Contract, any Contract involving a sharing of profits with any Person or any Contract relating to the acquisition or disposition of any business (whether by merger, sale of shares, sale of assets or otherwise);

(o)	any Contract relating to grants or other forms of assistance received by the Corporation from any Governmental Authority; or

(p)	any Contract material to the Business or any of the Corporation Assets or any Contract made outside of the Ordinary Course.

True, correct and complete copies of all Material Contracts have been provided to the Subscriber.

4.24 No Breach of Material Contracts

Except in respect of the Edmonton Lease Agreement, non-payment breaches or as disclosed in Schedule 4.24, the Corporation has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default or breach of, any Material Contract in any material respect. Each of the Material Contracts is in full force and effect, unamended, and to the knowledge of the Shareholders, no party is in breach in any material respect of any of its covenants thereunder and there exists no default or event of default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or circumstance, would become a material breach of, or a material default or event of default under, any Material Contract.

4.25 No Breach of Other Contract

To the knowledge of the Shareholders and except as disclosed in Schedule 4.24, the Corporation has not violated or breached in any material respect any of the terms or conditions of any Contract (other than breaches with respect to non-payment), and all the covenants to be performed and the obligations to be fulfilled by any other party to such Contract have been fully performed and fulfilled in all material respects.

4.26 No Related Party Transactions

Except as disclosed in the Unaudited Financial Statements, all Contracts binding upon or affecting the Corporation have been entered into on an arm's-length basis within the meaning of the Tax Act. Any amounts due and payable by the Corporation to the Shareholders are recorded on the Books and Records at their fair market value.

4.27 Intellectual Property

(a)	Schedule 4.27 sets out a true, correct and complete list, and, where appropriate, a description of:

(i)	all of the IP Rights owned or used by the Corporation;

(ii)	all licenses or similar agreements or arrangements to which the Corporation is a party, either as licensee or licensor, with respect to IP Rights.

25

(b)

The Corporation is the exclusive owner of all right, title and interest in and to, or possesses the exclusive right to use, the IP Rights listed in Schedule 4.27, free and clear of all Liens, except for the Permitted Encumbrances. The Corporation has not assigned, licensed or otherwise conveyed any of its IP Rights.

(c)

The Corporation's IP Rights are valid and in good standing, with no pending or threatened claims of infringement, passing off, invalidity, or conflict. The Corporation has not received any notice of infringement or misappropriation and has not infringed upon the IP Rights of any third party in the past five years.

(d)

The Corporation has the right to use its IP Rights in the conduct of the Business, and such use does not infringe the rights of any third party. All licenses to which the Corporation is a party relating to IP Rights are in good standing and enforceable.

(e)

No royalty or other fee is required to be paid by the Corporation to any other Person in respect of the use of any IP Rights, and there are no restrictions on the ability of the Corporation or any successor to, or assignee from, the Corporation to use and exploit all rights in such IP Rights.

4.28 Information Technology

(a)

Schedule 4.28 sets out a true, correct and complete list of all Information Technology owned, licensed, used or held for use in connection with the Business and all Contracts relating to the maintenance and support, security, disaster recovery management and utilization of such Information Technology.

(b)

Such Information Technology is sufficient for the conduct of the Business in the Ordinary Course after Closing. The Corporation uses reasonable means, consistent with industry practice, to protect the security and integrity of all such Information Technology. The use of any Information Technology by the Corporation does not exceed the scope of the rights granted to the Corporation with respect thereto, including any applicable limitation upon the usage, type or number of licenses, users, hardware, time, services or systems.

(c)

In the past five years, no notice of a material defect or default has been sent or received by the Corporation in respect of any license or lease under which the Corporation receives Information Technology.

4.29 Books and Records

All accounting and financial Books and Records have been fully, properly and accurately kept and are complete in all material respects. The Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which are not or will not be available to the Corporation in the Ordinary Course prior to and after Closing.

4.30 Financial Statements

The Unaudited Financial Statements have been prepared from and using the Books and Records in accordance with ASPE applied on a basis consistent with those of previous fiscal years, are complete and accurate and present completely and accurately in all material respects:

(a)	the assets, liabilities, sales, income, losses, retained earnings, accruals, reserves, adjustments and financial condition of the Corporation;

(b)	the results of operations of the Corporation; and

(c)	the changes in financial position of the Corporation,

all as at the date and for the period specified in such statements.

26

4.31 No Undisclosed Liabilities

Except as disclosed in Schedule 4.31 and as set forth in Section 4.40, or otherwise reflected or reserved against in the balance sheet forming part of the Unaudited Financial Statements, or incurred or accrued since the Balance Sheet Date in the Ordinary Course, the Corporation has no material liabilities or material obligations (whether absolute, accrued, contingent or otherwise).

4.32 Customers and Suppliers

To the knowledge of the Shareholders, none of the customers or suppliers of the Corporation intend, as a result of the transactions contemplated by this Agreement, to terminate their commercial relationship with the Corporation.

4.33 Insurance

The Corporation Assets (except those which are uninsurable), the Premises and all other property and assets used in the Business are insured against loss or damage by all insurable hazards and risks on a replacement cost basis. True copies of all insurance policies which are maintained by or on behalf of the Corporation, as set out in Schedule 4.33, have been delivered or otherwise made available to Subscriber, and except as disclosed in Schedule 4.33, there are no pending claims with respect to any policy. The Corporation is not in default with respect to any of the provisions contained in the insurance policies and has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. Except as disclosed in Schedule 4.33, in the past five (5) years, there has been no change in the relationship of the Corporation with its insurers, the availability of coverage, or the premiums payable pursuant to the policies. All insurance claims made by or on behalf of the Corporation within the past five (5) years have been disclosed in Schedule 4.33 . Particulars of any claims made under any policies of insurance maintained by or for the benefit of the Corporation in the past five years have been provided to the Subscriber. True, correct and complete copies of all insurance policies held by or on behalf of the Corporation and the most recent inspection reports received from insurance underwriters have been delivered to the Subscriber.

4.34 Taxes

(a)

The Corporation has: (A) duly and timely filed, or caused to be filed, all Tax Returns required to be filed by it prior to the date hereof (taking into account any valid extension of the due date for filing), and all such Tax Returns are true, complete and correct in all material respects; (B) paid on a timely basis, all Taxes and all assessments and reassessments of Taxes due on or before the date hereof, other than Taxes which are being or have been contested in good faith and for which adequate accruals have been provided in the Unaudited Financial Statements and the collection of which (or enforcement of any Liens securing such Taxes) is effectively prevented by such contest; (C) duly and timely withheld, or caused to be withheld, all Taxes required or permitted by applicable Laws to be withheld by it (including Taxes and other amounts required or permitted to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account of any Person, including any present or former employees, officers or directors and any Persons who are non-residents of Canada for the purpose of the Tax Act) and duly and timely remitted, or caused to be remitted to the appropriate Governmental Authority such Taxes required by applicable Laws to be remitted by it; and (D) duly and timely collected, or caused to be collected, any sales or transfer Taxes, including GST, harmonized sales and provincial or territorial sales Taxes, required by applicable Laws to be collected by it and duly and timely remitted to the appropriate Governmental Authority any such amounts required by Applicable Laws to be remitted by it.

27

(b)

There are no audits, investigations, proceedings, assessments or reassessments in progress, pending or, to the knowledge of the Shareholders, threatened by any Governmental Authority with respect to Taxes against or with respect to the Corporation or the Corporation Assets.

(c)

There are no currently effective elections, agreements or waivers extending the statutory period or providing for an extension of time with respect to the assessment or reassessment of any material amount of Taxes of, or the filing of any Tax Return or any payment of any material amount of Taxes by, the Corporation.

(d)

No written Claim has been made in the preceding five years by any Governmental Authority in a jurisdiction where the Corporation does not file Tax Returns that the Corporation is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(e)	There are no Liens for Taxes upon any of the Corporation Assets.

(f)	The Corporation is not party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a payment or indemnification obligation after Closing.

(g)

No material amount in respect of any outlay or expense that is deductible for the purposes of computing the income of the Corporation for Tax purposes has been owing by the Corporation for longer than two years to a Person not dealing at arm's length (for the purposes of the Tax Act) with the Corporation at the time the outlay or expense was incurred.

(h)

To the knowledge of the Shareholders, other than in relation to or as a result of the transactions contemplated in this Agreement, there are no circumstances which exist and would result in, or which have existed and resulted in, sections 17, 78 and 79 to 80.04 of the Tax Act applying with adverse consequences to the Corporation.

(i)

The Corporation has not, either directly or indirectly, transferred any material property to or supplied any material services to or acquired any material property or material services from a Person with whom it was not dealing at arm's length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of the property or services.

28

(j)

The Corporation is duly registered under GST Legislation for the purpose of GST and its registration number is BN 866621261RT0001. All input tax credits claimed by the Corporation for GST purposes were calculated in accordance with applicable Laws in all material respects and the Corporation has complied in all material respects with all registration, reporting, payment, collection and remittance requirements in respect of GST and provincial sales Tax and harmonized Tax legislation.

(k)

Except as set out in Schedule 4.34, the Corporation has not claimed or received an amount in respect of a Tax credit, refund, rebate overpayment or similar adjustment of Taxes, including any governmental assistance or subsidy, in each case to which the Corporation is not fully entitled, and the Corporation has retained all documentation prescribed by applicable Laws and in accordance with applicable Laws to support any claims for such amounts.

4.35 Environmental Matters

(a)

In the past five years, the Corporation has not received any Environmental Notice with respect to a matter which has not been remedied, corrected or cured and has not received any written claim or demand from any Person regarding breach or alleged breach of any Environmental Laws or costs of clean-up of any Environmental Hazardous Substance or any notice of any such claim or demand.

(b)

To the knowledge of the Shareholders, no Environmental Authorization will become void or voidable as a result of the completion of the transactions contemplated by this Agreement nor is any Consent or Authorization required in connection with the transactions contemplated by this Agreement in order to maintain any Environmental Authorization in full force and effect.

(c)

No order, direction or notice or other mandatory communication from a Government Authority related to compliance with Environmental Laws has been issued in respect of the Business, the Corporation Assets or any other property or assets used by the Corporation (including the Premises) which have not been complied with, nor has the Corporation been charged with or convicted of an offence for non-compliance with any applicable Environmental Laws.

(d)

The Corporation is not in default in filing any report or information with any Governmental Authority in respect of the Corporation Assets, the Premises or the Business as required pursuant to any applicable Environmental Laws.

(e)

Except as set out in Schedule 4.35, the Corporation has not caused or permitted any Environmental Release and there is no Environmental Release nor any presence of any Environmentally Hazardous Substance at, on, from or under the Premises or any other real property at the relevant time owned, operated, occupied or otherwise used by the Corporation, except in compliance with Environmental Laws in all material respects.

(f)

Except as set out in Schedule 4.35, no work or expenditure is required or planned in relation to the Business, the Corporation Assets, or any other property or assets used by the Corporation (including the Premises) to ensure compliance with applicable Environmental Laws, Environmental Authorizations or the terms of the applicable Real Property Lease.

29

(g)

Except as set out in Schedule 4.35, the Corporation does not have any environmental reports, surveys, assessments or investigations or budgeted work or expenditures concerning the Business, the Corporation Assets, and any other property or assets used by the Corporation (including the Premises) that relate to compliance with Environmental Laws or Environmental Authorizations.

(h)

The Corporation has not agreed to indemnify or hold harmless any Person for any material liability or material obligation arising under Environmental Laws that is reasonably likely to form the basis of any material claims against the Corporation.

(i)	The Corporation has not transported, removed or disposed of any Environmental Hazardous Substance to a location outside of Canada.

4.36 Employee Matters

(a)	Except for the Contracts described in Schedule 4.36 (the “Employee Material Contracts”) and the Employee Plans, the Corporation is not a party to, subject to, or affected by:

(i)	any verbal employment Contract that is not terminable upon providing reasonable notice at common law;

(ii)	any Contract with a Person acting as an agent, independent contractor or dependent contractor providing services to the Corporation;

(iii)	any certification orders;

(iv)	any collective agreement; or

(v)	any policies, procedures, practices or programs, whether written or otherwise, that set out terms and conditions of employment or engagement.

True, correct and complete copies of the Employee Material Contracts have been provided by the Corporation to the Subscriber.

(b)	Schedule 4.36 includes a complete list of all Employees, agents, independent contractors, and other contractors of the Corporation. The list includes, to the extent applicable, each Person's:

(i)	position or title with the Corporation;

(ii)	the current wage or salary or hourly rate of pay;

(iii)	the date upon which such Person was first hired or engaged;

(iv)	the Premises at which such Person is employed;

(v)	status with respect to leaves of absence, whether approved, pending approval, or unapproved; and

(vi)	annual vacation.

(b)	Except as set out in Schedule 4.36, no Employee is on a leave of absence or performing services pursuant to a work permit or similar authorization.

30

(c)

To the knowledge of the Shareholders, each Employee of the Corporation was authorized to work in Canada as of the date such individual’s employment with the Corporation commenced, and all employees of the Corporation are currently authorized to work in Canada. The Corporation has complied in all material respects with applicable Law regarding the verification of whether its employees are authorized to work in Canada and whether its independent contractors of the Business are authorized to provide services in Canada.

(d)

There are no ongoing union certification drives. There are no pending proceedings for certifying a union for the Corporation, and the Corporation is not unionized and does not have an employee association.

(e)

Except as set out in Schedule 4.36, no complaint, grievance, claim, proceeding, civil action, work order or investigation has been filed, made or commenced against the Corporation in respect of, concerning or affecting any of their Employees.

(f)

The Corporation has observed and complied with in all material respects the provisions of all applicable Laws respecting employment, including employment standards Laws as well as Laws relating to human rights, occupational health and safety, workplace safety and insurance, labour relations and pay equity.

(g)

Except as set out in Schedule 4.36, there are no actions, suits or proceedings, at law or in equity, by any Person (including the Corporation), nor any action, suit, investigation, arbitration, administrative proceeding or other proceeding by or before any Governmental Authority, pending, or to the knowledge of the Shareholders, threatened against or affecting the Corporation in respect of employment matters. To the knowledge of the Shareholders, no event has occurred or circumstance exists which would give rise to or serve as a valid basis for the commencement of any such action, suit, investigation, arbitration, administrative proceeding or other proceedings by or against the Corporation in respect of employment matters. The Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding nor has the Corporation settled any claim prior to being sued or prosecuted in respect of employment matters.

(h)

Except as set out in Schedule 4.36, there are no outstanding decisions or settlements or pending settlements under any applicable employment Laws which place any obligation upon the Corporation to do or refrain from doing any act, or which place a financial obligation upon the Corporation.

(i)

The Corporation is not subject to any surcharge, penalty or other increase in premium (for which it has received written notice) under any applicable provincial or territorial workers' compensation scheme other than generic premium increases imposed by the relevant Government Authority from time to time.

(j)

All assessments which are due or overdue and payable under the Workers’ Compensation Act (Alberta) in relation to the Business have been paid and there are no outstanding assessments which are due or overdue and payable but unpaid.

(k)	No current Employee has provided notice of his or her intention to terminate his or her employment in connection with the transaction contemplated by this Agreement.

(l)	Aaron Dowler and Tom Jackson are the only employees that are entitled to transaction bonuses.

31

4.37 Employee Benefit Plans

(a)

Schedule 4.37 sets out a true, correct and complete list and, where applicable, a description of all retirement, pension, supplemental pension, savings, retirement savings, retiring allowance, stock purchase, stock option, phantom stock, share appreciation rights, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, unemployment benefits, vacation, compensation or other similar employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of the Corporation for the benefit of current or former employees, directors, officers, shareholders, independent contractors or agents of the Corporation other than government mandated entitlements or government sponsored pension, employment insurance, workers compensation and health insurance plans (collectively, the “Employee Plan”).

(b)	The Employee Plan:

(i)	has been maintained and administered in material compliance with its terms and with the requirements of all applicable Laws; and

(ii)	is in good standing in respect of such requirements and Laws.

Each Employee Plan that is required to be registered under applicable Laws, if any, is duly registered with the appropriate Governmental Authorities.

(c)	No promises or commitments have been made by the Corporation to amend the Employee Plan, to provide increased benefits or to establish any new benefit plan.

(d)

The transactions contemplated in this Agreement and in each of the Transaction Documents will not, alone or together with any additional or subsequent event, result in or require any payment or severance, or the acceleration, vesting or increase in benefits under any Employee Plan.

4.38 Privacy Laws

The Corporation has conducted and is conducting the Business in compliance with all applicable Privacy Laws, including in connection with its collection, use and disclosure of Personal Information, except for such non-compliance, which would not reasonably be expected to result in a Material Adverse Effect. The Corporation has not received any written complaint or notice of any breach or violation by it of any such Privacy Laws. To the knowledge of the Shareholders, all Personal Information of the Corporation:

(a)	has been collected, used or disclosed with the consent of each individual to which such Personal Information relates (if such consent was required under applicable Privacy Laws);

(b)	has been used only for the purposes for which the Personal Information was initially collected or for a subsequent purpose for which consent was subsequently obtained; or

(c)	has been collected, used or disclosed for a purpose in respect of which consent may, under applicable Privacy Laws, be implied.

32

4.39 No Brokers’ Fee, etc.

Neither the Shareholders nor the Corporation has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or any of the Transaction Documents.

4.40 Outstanding Indebtedness

Immediately prior to the Closing, the Corporation shall not have any outstanding Indebtedness (but not including items (a)(iv), (v), (vi), (viii), and (x) of the definition of Indebtedness), whether accrued, absolute, contingent or otherwise, except as set forth on the Unaudited Financial Statements and as follows:

(a)	the Remora Promissory Notes, the Simmax Promissory Notes and the Viking Promissory Notes;

(b)	a promissory note in favour of Tom Jackson in the principal amount of $180,000.00;

(c)	a promissory note in favour of Dal Bath in the principal amount of $80,000;

(d)	related party payable to Simmax in the amount of $851,754 to be fully satisfied on the Closing Date by the issuance of the New Simmax Notes;

(e)	a term loan in favour of TD Canada Trust in an amount not exceeding $1,722,222.20;

(f)	a line of credit extended by TD Canada Trust with a borrowing limit of up to $4,000,000; and

(g)	amounts owing under the TD Visa Business Cards issued by TD to or in respect of the Corporation under TD’s Ancillary Facilities arrangement

4.41 Warranties, Guarantees, etc.

(a)	There are no warranties or guarantees given by the Corporation in respect of any of the Corporation’s products or equipment rented, sold, or services provided by it other than in the Ordinary Course.

(b)	To the knowledge of the Shareholders, there are no pending or threatened warranty claims against the Corporation that could be reasonably expected to have a Material Adverse Effect.

(c)	The Corporation is not subject to any Contract which would require it to adjust any price or grant any refund, discount or other concession to customers other than in the Ordinary Course.

(d)

The Corporation is not required to provide any letter of credit, bonds, or other financial security arrangements in connection with any transactions with its suppliers or customers except in connection with Ordinary Course project bids.

4.42 Trade Names

Except as disclosed in Schedule 4.42, the Corporation has no, and has not used any, trade names, fictitious names, assumed names, or “doing business as” names under which it conducts the Business.

33

4.43 Full Disclosure

Neither this Agreement nor any Transaction Document to which the Shareholders or the Corporation is a party:

(a)	contains or will contain any material untrue statement of a fact; or

(b)	omits or will omit any material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE SUBSCRIBER

The Subscriber represents and warrants as follows to the Shareholders and acknowledges and confirms that the Shareholders are relying on the representations and warranties in entering into this Agreement and selling the Purchased Shares to the Subscriber:

5.1 Incorporation and Corporate Power

The Subscriber is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority to own and operate its property and assets, carry on its business and enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.

5.2 Corporate Authorization

(a)	The execution, delivery and performance by the Subscriber of this Agreement and each of the Transaction Documents to which it is a party:

(i)	have been duly authorized by all necessary corporate action on the part of the Subscriber; and

(ii)

do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance) result in a breach or a violation of, or conflict with, or allow any other Person to exercise any rights under, any of its constating documents, shareholders' agreements, by-laws or resolutions of its board of directors or shareholders.

5.3 No Conflict with Authorizations, Laws, etc.

(a)

The execution, delivery and performance by the Subscriber of this Agreement and each of the Transaction Documents to which it is a party do not (or would not with the giving of notice, the passage of time or the happening of any other event or circumstance):

(i)	result in a breach or a violation of, conflict with, or cause the termination or revocation of, any Authorization held by the Subscriber;

(ii)	result in a breach or a violation of, or conflict with, any judgement, judicial order or decree of any Governmental Authority; or

(iii)	result in a breach or a violation of, or conflict with, any Law applicable to the Subscriber.

34

5.4 Execution and Binding Obligation

This Agreement and each of the Transaction Documents to which the Subscriber is a party have been (or will be) duly executed and delivered by the Subscriber, and constitute (or will constitute) legal, valid and binding obligations of the Subscriber, enforceable against it in accordance with their respective terms.

5.5 No Brokers’ Fees, etc.

There is no investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of the Subscriber who might be entitled to any fee, commission or reimbursement from the Shareholders.

ARTICLE 6

COVENANTS OF THE PARTIES

6.1 Subscription for the Shares

The Corporation shall take all necessary steps and corporate proceedings to duly and validly issue and allot the Shares to the Subscriber at Closing, free of all Liens, except for the Permitted Encumbrances.

6.2 Non-Compete and Non-Solicitation

The Shareholders acknowledge that the Subscriber is agreeing to subscribe to the Shares on the basis that each of the Shareholders and their directors, officers, and related parties enter into a non-competition and non-solicitation agreement, in the form attached hereto as Schedule 6.2 (the “Non-Competition and Non-Solicitation Agreement”).

6.3 Cooperation

The Parties shall cooperate reasonably and in good faith with each other and their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement.

6.4 Transition of Business

Simmax, Viking and their representatives, principals, and affiliates agree to be reasonably available during Business hours to support and assist the Subscriber with the transition of the Business for one month after the Closing (the “Transition Period”). Simmax and Viking acknowledge and agree that they will not be compensated for any support or assistance provided to the Subscriber during the Transition Period.

6.5 Employee Bonus Releases

The Corporation shall obtain and deliver to the Subscriber and the Shareholders, on or prior to Closing, a duly executed release from Tom Jackson with respect to the transaction bonus plan that was outlined in a memo from the Corporation to Tom Jackson and acknowledged and agreed to by Tom Jackson on April 23, 2024 (the “Employee Bonus Release”). The Employee Bonus Release shall be in a form satisfactory to the Subscriber and the Shareholders and shall provide a full and final release of any claims Aaron Dowler or Tom Jackson may have against the Corporation and the Shareholders in respect of transaction bonuses.

35

6.6 Use of the SIMMAX Name

The Corporation obtained the legal right to use the trademark “SIMMAX” on August 5, 2021. On or within a reasonable period of time following the Closing, Simmax agrees to assist the Subscriber and the Corporation in the update of the registrations related to such mark to reflect the Corporation’s ownership of same. Within ten (10) Business Days of Closing, Simmax agrees to change its legal name and cease all use of the name “Simmax”.

6.7 Survival of Representations and Warranties

(a)

In the case of Remora, the representations and warranties and covenants contained in this Agreement, which for certainty include the representations and warranties given in Article 4, and in any other any certificate, affidavit, statutory declaration or other agreement or document delivered or given in order to carry out the transaction contemplated in this Agreement will survive the Closing and will continue in full force and effect until December 1, 2025. Claims arising from fraud shall survive indefinitely. Any claims asserted in good faith with reasonable specificity by written notice from the non-breaching Party to the breaching Party pursuant to the provisions of Article 10, prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the survival period and such claims shall survive until December 1, 2026 at which point Remora will be released from all indemnity obligations and liabilities related to such claims.

(b)

In the case of the other Parties to this Agreement, the representations and warranties contained in this Agreement and in any other any certificate, affidavit, statutory declaration or other agreement or document delivered or given in order to carry out the transaction contemplated in this Agreement will survive the Closing and will continue in full force and effect for a period of 24 months after the Closing Date and the indemnity in respect of Tax Liabilities will survive for a period of ninety (90) days after the relevant authorities shall no longer be entitled to assess liability against the Corporation for the applicable fiscal period(s), having regard, without limitation, to any waivers given by the Corporation in respect of any such taxation year. Notwithstanding the foregoing, claims for breaches of covenants and agreements to be performed after Closing shall survive in accordance with their respective terms until performance thereof. Claims arising from fraud shall survive indefinitely. Any claims asserted in good faith with reasonable specificity by written notice from the non-breaching Party to the breaching Party pursuant to the provisions of Article 10, prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the survival period and such claims shall survive until finally resolved, but only for the purposes of the resolution of the matter covered by such notice.

6.8 Restrictive Covenants—ITA 56.4

The Parties to the Non-Competition and Non-Solicitation Agreements confirm that no portion of proceeds from the Repayment and Repurchase Transaction is received by Remora or Simmax for entering into a Non-Competition and Non-Solicitation Agreement, and that and covenants and undertakings granted under the Non-Competition and Non-Solicitation Agreements are granted to maintain or preserve the fair market value of the Remora Shares and Simmax Shares. At the request of the Remora and/or Simmax, the Corporation and the Subscriber agree to execute on a timely basis and in the prescribed manner an election under subsection 56.4(7) of the ITA (and such corresponding provisions of applicable provincial Laws) provided that the content of each election is satisfactory to the Corporation and the Subscriber acting reasonably.

36

ARTICLE 7

EMPLOYEES

7.1 Employees

Upon the Closing Date, the Corporation shall continue the employment of all Employees in accordance with their existing employment contracts. The Subscriber acknowledges that the Corporation shall remain responsible for all obligations related to Employees, including but not limited to vacation pay, sick leave, termination and severance pay. If, after the Closing Date, the Corporation elects to terminate the employment of any Employee, the Corporation shall be solely responsible for all liabilities arising from such termination.

7.2 Acknowledgements of the Shareholders

(a)	The Shareholders acknowledge that they are solely responsible for and shall satisfy:

(i)

any liability or claim by any Employee or prior employee based upon or arising out of his or her employment with the Corporation prior to the Closing Date, other than the obligations that the Subscriber has acknowledged to be the responsibility of the Corporation under Section 7.1;

(ii)

any obligation owing to any Employee or prior employee relating to any period prior to the Closing Date, other than the obligations that the Subscriber has acknowledged to be the responsibility of the Corporation under Section 7.1; and

(iii)	any liability or claim by any Employee or prior employee relating to or arising out of the conduct of the Shareholders prior to the Closing Date.

ARTICLE 8

CLOSING

8.1 Closing Procedures

Subject to satisfaction or waiver by the relevant Party of the conditions of closing, at the Closing:

(a)	the Corporation shall deliver actual possession of the Shares to the Subscriber and the Subscriber shall pay or satisfy the Subscription Price in accordance with Section 2.2;

(b)	the Corporation shall deliver the payments and New Notes in accordance with Sections 2.4, 2.5 and 2.6;

(c)	Remora shall deliver the Remora Shares duly endorsed for transfer to the Subscriber;

37

(d)	the Subscriber shall deliver the Remora Closing Payment and the Remora LP Note to Remora;

(e)	Simmax shall deliver the Simmax Shares duly endorsed for transfer to the Subscriber; and

(f)	the Subscriber shall deliver the Simmax Note.

8.2 Non-Merger

Except as otherwise expressly provided in this Agreement, including, without limitation, Section 6.5, the covenants, representations, warranties and other provisions of this Agreement will not merge on Closing but will survive (a) the execution, delivery and performance of this Agreement and any related transfer or conveyance documents, (b) the Closing, and (c) the payment of the Subscription Price. Notwithstanding such Closing or any investigation made by or on behalf of any Party, this Agreement will continue in full force and effect. Except as otherwise expressly provided in this Agreement, Closing will not prejudice any right of one Party against any other Party in respect of anything done or omitted under this Agreement or in respect of any right to Damages or other remedies.

ARTICLE 9

CONDITIONS OF CLOSING

9.1 Place of Closing

Subject to the terms and conditions hereof, the Closing shall take place on the Closing Date and shall take place via the electronic exchange of execution version of the agreements and documents contemplated by this Agreement and the signed signature pages thereto in PDF format via email or in such other manner as the Parties may agree in writing.

9.2 Conditions in Favour of the Subscriber

The obligation of the Subscriber to complete the transactions contemplated by this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, unless stated otherwise, which conditions are for the exclusive benefit of the Subscriber and may be waived, in whole or in part, by the Subscriber in its sole discretion:

(a)

Truth of Representations and Warranties. The representations and warranties given by the Shareholders in this Agreement shall be true and correct as of the Closing Date, in all material respects with the same force and effect as if such representations and warranties had been made on and as of such date and each of the Shareholders shall have executed and delivered a certificate to that effect.

(b)

Performance of Covenants. The Shareholders and Corporation shall have fulfilled, performed or complied in all material respects with all covenants contained in this Agreement and in any Transaction Documents to which it is a party to be fulfilled, performed or complied with by it at or prior to Closing.

(c)	Consents. All Required Consents shall have been obtained on terms acceptable to the Subscriber, acting reasonably.

(d)	No Legal Action. No action or proceeding shall be pending or threatened by any Person in any jurisdiction, to enjoin, restrict or prohibit:

38

(i)	any of the transactions contemplated by this Agreement or any of the Transaction Documents;

(ii)	the right of the Subscriber to acquire or own the Shares; or

(iii)	the right of the Corporation to operate the Business after Closing on substantially the same basis as currently operated.

(e)	Deliveries. The Shareholders and the Corporation, as applicable, shall have delivered or caused to be delivered to the Subscriber the following:

(i)	confirmation of receipt of the Mann Payment from Mann Lawyers LLP;

(ii)	copies of the Corporate Records for the Corporation;

(iii)

certified copies of (i) the articles, by-laws and other constating documents of the Corporation; and (ii) all necessary directors and the shareholders resolutions, corporate authorizations and proceedings of the Corporation and each of the Shareholders that are required in order to approve the completion of the transactions contemplated in this Agreement, including the issuance of the Shares to the Subscriber, repurchase and cancellation of the Remora Shares and Simmax Shares, cancellation of the Remora Promissory Notes and Simmax Promissory Notes, termination of the Shareholders’ Agreement, and authorizing the Corporation and the Shareholders to enter into this Agreement and each of the other Transaction Documents;

(iv)

a certificate of status, compliance, good standing or like certificate with respect to the Corporation issued by the appropriate Government Authority in their respective jurisdictions of incorporation;

(v)	all Required Consents set forth in Schedule 4.6, to be delivered at Closing or within a reasonable period of time following Closing;

(vi)

such share certificates, subscriptions, transfer, endorsements and registers as may be necessary to effectively issue and allot the Shares to the Subscriber in accordance with this Agreement and applicable Laws;

(vii)	a duly executed termination agreement in respect of the Shareholder Agreement, effective immediately prior to Closing and waiver of rights;

(viii)	duly executed resignations from each director of the Corporation;

(ix)	counterparts to the Non-Compete and Non-Solicitation Agreements, duly executed by each of the Shareholders and such other Persons as the Subscriber may reasonably request;

(x)	counterpart to the Post-Closing Shareholders’ Agreement, in a form satisfactory to the Subscriber, duly executed by Viking;

(xi)	counterparts to the Intercreditor Agreement, duly executed by each party thereto;

(xii)

confirmation that the Real Property Lease for the Premises located in Terrace, British Columbia, has been converted to a month-to-month lease or has otherwise been terminated on terms and conditions satisfactory to the Subscriber, acting reasonably;

39

(xiii)	confirmation from the landlord of the Premises located in Edmonton, Alberta, of the ongoing monthly rental obligations for the remainder of the terms of the Real Property Lease;

(xiv)	cancelled Remora Promissory Notes;

(xv)	cancelled Simmax Promissory Notes;

(xvi)	cancelled Viking Promissory Notes;

(xvii)	duly executed Remora Releases;

(xviii)	duly executed Simmax Releases;

(xix)	duly executed Viking Releases;

(xx)	the Employee Bonus Release, duly executed by Tom Jackson to whom bonuses may be currently due and owing, or will become due and owing in the current or future financial years of the Corporation;

(xxi)	the Books and Records;

(xxii)	evidence of the termination of any and all Viking Ozone Technology, LLC related contracts, including, but not limited to, two distribution agreements and one licensing agreement; and

(xxiii)

all such other documents, instruments, records, conveyances, assignments, assurances, consents and certificates which, in the opinion of the Subscriber acting reasonably, are necessary to effect and evidence the transactions contemplated herein.

9.3 Conditions in Favour of the Shareholders

The obligation of the Shareholders to complete the transactions contemplated in this Agreement is subject to the following conditions to be fulfilled or performed at or prior to Closing, which conditions are for the exclusive benefit of the Shareholders and may be waived, in whole or in part, by the Shareholders in their sole discretion:

(a)	Truth of Representations and Warranties. The representations and warranties of the Subscriber contained in this Agreement shall be true and correct as of the Closing Date, in all material respects.

(b)

Performance of Covenants. The Subscriber shall have fulfilled, performed or complied in all material respects with all covenants contained in this Agreement and in any Transaction Documents to which it is a party to be fulfilled, performed or complied with by it at or prior to Closing.

(c)

No Legal Action. No action or proceeding shall be pending or to the knowledge of the Subscriber threatened by any Person in any jurisdiction to enjoin, restrict or prohibit any of the transactions contemplated by this Agreement or any of the Transaction Documents.

40

(d)	Deliveries. The Subscriber shall have delivered or caused to be delivered to the Corporation and/or the Shareholders the following:

(i)	the Subscription Payment;

(ii)	the Remora Closing Payment;

(iii)

certified copies of the resolutions of the board of directors of the Subscriber approving the entering into and completion of the transactions contemplated by this Agreement and the Transaction Documents;

(iv)	the New Remora Notes, the New Simmax Notes and the New Viking Notes;

(v)	a duly executed Intercreditor Agreement, executed by the Corporation and the Subscriber;

(vi)	the Guarantees, duly executed by the Subscriber;

(vii)	counterpart to the Post-Closing Shareholders’ Agreement, duly executed by the Subscriber;

(viii)	duly executed Remora Releases;

(ix)	duly executed Simmax Releases;

(x)	duly executed Viking Releases;

(xi)

the TD Release or an undertaking of the Corporation and Subscriber, in form and substance acceptable to the Shareholders, regarding the delivery of same post-Closing together with an indemnity agreement in favour of Simmax and Viking and their respective Affiliates; and

(xii)

all such other documents, instruments, records, conveyances, assignments, assurances, consents and certificates which, in the opinion of the Shareholders acting reasonably, are necessary to effect and evidence the transactions contemplated herein.

9.4 Frustration

Neither the Subscriber nor the Shareholders may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by such party's breach of its obligations under this Agreement or failure to act in good faith or use Commercially Reasonable Efforts to cause the Closing to occur.

9.5 Waiver of Conditions

If any of the conditions set forth in Section 9.2 have not been satisfied, the Subscriber may elect in writing to waive the condition and proceed with the completion of the transactions contemplated by this Agreement and, if any of the conditions set forth in Section 9.3 have not been satisfied, the Shareholders may elect in writing to waive the condition and proceed with the completion of the transactions contemplated by this Agreement. Any such waiver and election by the Subscriber or the Shareholders, as the case may be, will only serve as a waiver of the specific closing condition, and the Party which has not been able to satisfy the waived condition will have no liability with respect to that specifically waived condition.

41

ARTICLE 10

INDEMNIFICATION AND REMEDIES

10.1 Indemnification by the Shareholders: General Matters

(a)

Subject to Section 6.7, Section 10.1(c) and 10.5, Viking agrees to jointly and severally indemnify, defend and hold harmless the Subscriber, the Corporation and their respective Affiliates (collectively, the “Subscriber Indemnified Persons”), from and against any loss, liability, obligation, claim, damages, fines and other penalties, costs, charges or expenses (including reasonable costs of investigation and defence and all reasonable legal fees and other professional fees) (collectively, “Damages”), suffered by, imposed upon or asserted against, the Subscriber Indemnified Persons as a result of, in respect of, connected with, or arising out of and on the basis noted below:

(i)

any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Shareholders (or any one of them) in this Agreement or any other agreement or document including, but not limited to, the Transaction Documents, delivered or given by them in order to carry out the transaction; or

(ii)

any breach or non-performance of any material covenant, condition, agreement, or obligation on the part of the Shareholders (or any one of them) contained in this Agreement or any other agreement or document including, but not limited to, the Transaction Documents, delivered or given by them in order to carry out the transaction;

(iii)

any and all Tax Liabilities arising with respect to the Corporation’s taxation years or periods that end or are deemed to have ended prior to or as a result of: (a) the transaction contemplated by this Agreement; and (b) any transactions or events that occur prior to the Closing (including, for greater certainty, any and all Tax Liabilities which become liabilities or obligations of the Subscriber or any of its Affiliates or any successor Person by one or more windings-up, amalgamations or other reorganizations);

(iv)	all claims and costs associated with respect to any claim by any Employee with respect to the matters set out in Section 7.2;

(v)

any settlement or judgment amounts payable in respect of litigation claims addressed by Section 4.4 which do not relate to, or include as a cause of action, the non-payment of the Corporation’s accounts or the collection thereof;

42

(vi)

compliance with an Environmental Law Order or the exercise of a contractual right under a Real Property Lease requiring the remediation of an Environmental Release at, on or under any of the Premises, but only to the extent such Environmental Release is identified in an independent expert assessment as relating to the period prior to Closing;

(vii)

restoration of the Premises located at 1605 Kebet Way, Port Coquitlam, British Columbia (the “Port Coquitlam Premises”) in accordance with the terms of the Real Property Lease in respect thereof; provided that (a) the $250,000 tenant improvement allowance available in respect of the Port Coquitlam Premises shall be directed to such restoration work and for no other purpose; and (b) all costs associated with the restoration of post-Closing alterations, renovations or other modifications to the Port Coquitlam Premises shall be excluded from the value of any such claim; or

(viii)

matters pertaining directly to Aarron Dowler’s employment with the Corporation, including, without limitation, the circumstances surrounding his resignation or termination of employment, provided that (a) Viking, Remora and Simmax shall handle all communications with Aarron Dowler and/or his advisors, with input from the Corporation as required, (b) this Section 10.1(a)(viii) shall not apply to in-house costs incurred by the Subscriber Indemnified Persons, and (c) any Damages arising out of this Section 10.1(a)(viii) shall not be subject to the Basket set out in Section 10.5(a).

(b)

Subject to Section 6.7, Section 10.1(c) and 10.5, each of Remora and Simmax agrees to severally indemnify, defend and hold harmless the Subscriber Indemnified Persons from and against any Damages, suffered by, imposed upon or asserted against, the Subscriber Indemnified Persons as a result of, in respect of, connected with, or arising out of and on the basis noted below:

(i)

any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Shareholders in this Agreement or any other agreement or document including, but not limited to, the Transaction Documents, delivered or given by them in order to carry out the transaction; or

(ii)

any breach or non-performance of any material covenant, condition, agreement, or obligation on the part of the Shareholders contained in this Agreement or any other agreement or document delivered by them in order to carry out the transaction;

(iii)

any and all Tax Liabilities arising with respect to the Corporation’s taxation years or periods that end or are deemed to have ended prior to or as a result of: (a) the transaction contemplated by this Agreement; and (b) any transactions or events that occur prior to the Closing (including, for greater certainty, any and all Tax Liabilities which become liabilities or obligations of the Subscriber or any of its Affiliates or any successor Person by one or more windings-up, amalgamations or other reorganizations);

(iv)	all claims and costs associated with respect to any claim by any Employee with respect to the matters set out in Section 7.2; or

(v)

matters pertaining directly to Aarron Dowler’s employment with the Corporation, including, without limitation, the circumstances surrounding his resignation or termination of employment, provided that (a) Viking, Remora and Simmax shall handle all communications with Aarron Dowler and/or his advisors, with input from the Corporation as required, (b) this Section 10.1(b)(v) shall not apply to in-house costs incurred by the Subscriber Indemnified Persons, and (c) any Damages arising out of this Section 10.1(b)(v) shall not be subject to the Basket set out in Section 10.5(a).

43

on the basis that the liability of Remora shall not exceed 22.5% of such aggregate Damages and the liability of Simmax shall not exceed 16.9% of such aggregate Damages. For clarity, Viking shall be jointly and severally liable for the full amount of such aggregate Damages.

(c)

Each of the Shareholders agrees to severally (and not jointly) indemnify, defend and hold harmless the Subscriber Indemnified Persons from and against any and all losses suffered or incurred by any of them, directly or indirectly, as a result of, in respect of or arising out of any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by such Shareholder in Sections 3.1 to and including 3.5.

10.2 Indemnification by the Subscriber: General Matters

(a)

The Subscriber agrees to indemnify and hold the Shareholders harmless and be liable to the Shareholders with respect to all losses to which the Shareholders may be put or suffer by or as a direct or indirect result of or arising out of or in connection with the following:

(i)

any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Subscriber in this Agreement or any other agreement or document including, but not limited to, the Transaction Documents, delivered or given by them in order to carry out the transaction;

(ii)

any breach or non-performance of any material covenant, condition, agreement, or obligation on the part of the contained in this Agreement or any other agreement or document delivered by it in order to carry out the transaction; or

(iii)

any claim by any Person for brokerage or finder's fees, commissions or similar payments based upon any agreement or understanding made or alleged to have been made by such Person with the Subscriber (or any Person acting on its behalf) in connection with any of the transactions contemplated in this Agreement.

10.3 Claims Procedure

(a)

In the case of any indemnity claims (in this Section, “Claims”) made by a third party with respect to which any Party is entitled to seek indemnification pursuant to this Agreement, and indemnification is sought by either the Subscriber or the Shareholders, the Party seeking indemnification (in this Section, the “Indemnified Party”) shall give prompt notice, and in any event within forty-five (45) days, to the Subscriber or the Shareholders, as the case may be, (in this Section, the “Indemnifying Parties”) of any such Claims made upon it. If the Indemnified Party fails to give such notice, such failure shall not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced if and to the extent only that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defense and provided that no claim for indemnity in respect of the breach of any representation or warranty contained in this Agreement may be made unless notice of such Claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to Section 6.5.

44

(b)

The Indemnifying Parties shall have the right, by notice to the Indemnified Party given not later than thirty (30) days after receipt of the notice described in Section 10.3(a), to assume the control of the defence, compromise or settlement of the Claim, provided that (i) such assumption shall, by its terms, be without cost to the Indemnified Party; (ii) the Indemnifying Parties acknowledge in writing their obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim; (iii) the Indemnifying Parties shall first deliver to the Indemnified Party their written consent to be joined as a party to any action or proceeding related thereto; and (iv) the Indemnifying Parties shall, at the Indemnified Party’s request, furnish it with reasonable security against any costs or other liabilities to which it may be or become exposed by reason of such defence, compromise or settlement.

(c)

Upon the assumption of control of any Claim by the Indemnifying Parties as set out in Section 10.3(b), the Indemnifying Parties shall diligently proceed with the defence, compromise or settlement of the Claim at their sole expense, including if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Parties, to make available to the Indemnifying Parties all pertinent information and witnesses under the Indemnified Party’s control and take such other steps as in the opinion of counsel for the Indemnifying Parties are reasonably necessary to enable the Indemnifying Parties to conduct such defence, provided always that the Indemnified Party shall be entitled to reasonable security from the Indemnifying Parties for any expense, costs or other liabilities to which it may be or may become exposed by reason of such cooperation. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense.

(d)

The final determination of any Claim made pursuant to this Section 10.3, including all related costs and expenses, shall be binding and conclusive upon the Parties as to the validity or invalidity, as the case may be, of such Claim against the Indemnifying Party.

(e)

If the Indemnifying Parties do not assume control of a Claim as permitted in Section 10.3(b), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Parties.

10.4 Indemnification

The rights and remedies that a Party may have against the other Party for a breach of any representation, warranty, covenant or obligation under this Agreement or any Transaction Document, except for any Damages that are the result of fraudulent conduct, wilful misconduct or intentional misrepresentation or omission are exclusively governed by this Agreement and the applicable Transaction Documents. Notwithstanding the foregoing, and subject to the terms of this Agreement and the Transaction Documents, any indemnification payable by the Shareholders to the Corporation or the Subscriber under this Agreement shall be subject to the Corporation’s right of set-off as set out in Section 2.10. Viking acknowledges and agrees that its indemnification obligations are not limited to the provisions of this Agreement and shall be as agreed upon between Viking, the Corporation, and the Subscriber. Nothing in this Section 10.4 shall limit, modify, or restrict any additional indemnification obligations of Viking set forth in such separate agreements. To the extent permitted by applicable Law, and subject to the terms of this Agreement and the Transaction Documents, any further claims and remedies (other than claims for specific performance, injunctive relief or other equitable remedy which do not include claims for monetary damages), irrespective of the nature, amount or legal basis, are hereby expressly waived and excluded. For certainty, nothing in this Agreement or any Transaction Document is intended to confer upon the Corporation and the Subscriber the right to both be indemnified for the same Damage arising out of the same set of facts, events or circumstances.

45

10.5 Limitation on Liability of Damages.

(a)

Subject to Sections 10.1(a)(viii) and 10.1(b)(v), no party subject to indemnification obligations hereunder (an “Indemnifying Party”) shall be liable to an indemnified party (an “Indemnified Party”) for indemnification under Section 10.1 or Section 10.2, as the case may be, until the total Damages in respect of any and all indemnification claims to which such party is entitled thereunder exceeds $100,000 in the aggregate (the “Basket”), after such time the Indemnifying Party shall be liable for all Damages and not only the Damages exceeding the Basket. Except in the event of fraud, which shall remain unlimited by this provision, the Shareholders shall not be liable for Damages under this Article 10 or any other Transaction Document in excess of:

(i)	in the case of Remora and Remora GP, any and all amounts paid or payable to Remora or Remora GP pursuant to Section 2.4(a) of this Agreement;

(ii)	in the case of Simmax and its Affiliates, any and all amounts paid or payable to Simmax or its Affiliates pursuant to Section 2.5(a) of this Agreement; and

(iii)

in the case of Viking and its Affiliates, any and all amounts paid or payable under this Agreement and the value of all consideration paid or payable to Viking pursuant to the Post-Closing Shareholders’ Agreement, whether such consideration is cash or otherwise.

(b)

In no event shall any Indemnifying Party be liable to any Indemnified Party for any: (i) punitive, exemplary, incidental, consequential or special damages except in the event of fraud; or (ii) indirect damages, including indirect damages for loss of future revenue or income, loss of business reputation or opportunity, relating to the breach or alleged breach of this Agreement.

(c)

For the purpose of this Article 10, any claim for Damages that is subject to indemnification hereunder shall be determined net of any insurance proceeds or taxes recovered or recoverable by the Indemnified Party.

10.6 Details of Claims

With respect to any indemnity claim provided for under Sections 10.1 or 10.2, no indemnity under this Agreement shall be sought unless written notice is provided to either of the Subscriber or the Shareholders, as the case may be, before the expiration of the limitation dates provided for in Sections 6.7.

46

ARTICLE 11

MISCELLANEOUS

11.1 Notices

Any notice, consent, waiver or other communication given under this Agreement or any Transaction Documents must be in writing and given by delivering it (personally or by courier) or sending it by email, if the Party has provided an email address:

(a)	to the Corporation at:

with a copy (which does not constitute notice to the Subscriber) to:

c/o McCuaig Desrochers LLP

Suite 1801, 10088 – 102 Avenue NW

Edmonton, AB, T5J 2Z1

Attention: Pierre Desrochers

Email: pdesrochers@mccuaig.com

(b)	to the Subscriber at:

T&T Power Group Inc.

1430 Hutchinson Road

Wellesley, Ontario N0B 2T0

Attention: Tyler Van Dyke

Email: tyler.vandyke@ttpowergroup.com

with a copy (which does not constitute notice to the Subscriber) to:

Lift Legal LLP

Suite 605, 1 Tache Street

St. Albert, Alberta T8N 1B4

Attention: Rebecca Garbe

Email: rgarbe@liftlegal.ca

(c)	to the Shareholders at:

Viking Energy Group, Inc.

Suite 1100, 12 Greenway Plaza

Houston, Texas 77046

Attention: James Doris

Email: jdoris@vikingenergygroup.com

Simmax Corp.

8750-58 Avenue

Edmonton, Alberta T6E 6G6

Attention: Brad Kruper

Email: brad.kruper@simmax.com

Remora EQ LP

350 Albert Street, Suite 700

Ottawa, ON  K1R 1A4

Attention: Candace Enman

Email: cenman@welchcapitalpartners.com

47

with a copy (which does not constitute notice to the Subscriber) to:

Gowling WLG (Canada) LLP

160 Elgin Street, Suite 2600

Ottawa, ON  K1P 1C3

Attention: Connor McGarry

Email: connor.mcgarry@gowling.com

Any such communication is deemed to have been delivered and received on the date of delivery or transmission by email, if the day is a Business Day and delivery or transmission was received by the recipient Party prior to 5:00 p.m. (local time, as the case may be) and otherwise on the next Business Day. A Person may change its address for service by notice given in accordance with the foregoing and any subsequent communication must be sent to such Person at its changed address.

11.2 Entire Agreement

This Agreement together with the Transaction Documents and all other Transaction Documents delivered at Closing constitute the entire agreement between the Parties and supersedes all prior agreements, understandings, negotiations and discussions relating to the subject matter thereof, whether oral or written. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties relating to the subject matter hereof except as specifically set forth in this Agreement, the Transaction Documents and the other Transaction Documents delivered at Closing. The Parties have not relied nor is relying on any other information, discussions or understandings in entering into and completing the transactions contemplated in this Agreement. If there is any conflict or inconsistency between the provisions of this Agreement and the provisions of any Transaction Document, the provisions of this Agreement will govern.

11.3 Amendments

This Agreement may only be amended, supplemented or otherwise modified by written agreement of the Parties.

11.4 Waiver

The failure or delay by a Party in enforcing, or insisting upon strict performance of, any provision of this Agreement does not constitute a waiver of such provision or in any way affect the enforceability of this Agreement (or any provisions thereof) or deprive a Party of the right, at any time or from time to time, to enforce or insist upon strict performance of that provision or any other provision of this Agreement. Any waiver by a Party of any provision of this Agreement is effective only if in writing and signed by a duly authorized representative of such Party.

11.5 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect, without amendment.

48

11.6 Assignments

(a)	This Agreement will become effective when executed by the Parties and thereafter will be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

(b)

Neither this Agreement nor any of the rights, duties or obligations under this Agreement are assignable or transferable by a Party without the prior written consent of the other Parties. Any attempt to assign any of the rights, duties or obligations in this Agreement without such prior written consent is void.

11.7 Third Party Beneficiaries

Except as otherwise expressly provided in this Agreement, the Parties do not intend that this Agreement benefit or create any legal or equitable right, remedy or cause of action in, or on behalf of, any Person other than a Party and no Person, other than a Party, is entitled to rely on the provisions of this Agreement in any proceeding. Without limiting the generality of the foregoing, the consent of the Corporation, a Shareholder or a Subscriber Indemnified Person is not required for any amendment or waiver of, or other modification to, this Agreement or any Transaction Document including any rights of indemnification to which such Person may be entitled.

11.8 Time of the Essence

Time is of the essence in this Agreement.

11.9 Expenses

All costs and expenses (including the fees and disbursements of legal counsel, brokers, investment advisers, consultants and accountants) incurred in connection with this Agreement and the transactions contemplated herein are to be paid by the Party incurring such expenses. For certainty, only those fees, disbursements and expenses directly incurred by the Corporation for legal or accounting services provided directly to the Corporation necessary to facilitate the Closing on behalf of the Corporation will be borne by the Corporation.

11.10 Further Assurances

From time to time after the Closing, each Party will, at the request and cost of the other Party, execute and deliver such additional conveyances, transfers and other assurances and perform or cause to be performed such further and other acts or things as may be reasonably required to give effect to, and carry out the intent of, this Agreement and each of the Transaction Documents.

11.11 Public Announcements

Until the Closing Date, no press release or other public announcement with respect to this Agreement or any of the Transaction Documents or any transaction contemplated therein is to be made by a Party unless and until the text of the announcement and the time and manner of its release have been approved in writing by the other Party.

49

11.12 Independent Advice

The Parties acknowledge and confirm that they have been independently advised by legal counsel and tax advisors in respect of the provisions of this Agreement prior to executing the same and that they have negotiated the provisions hereof with equal bargaining power.

11.13 Counterparts

This Agreement may be executed in any number of separate counterparts (including by electronic means) and all such signed counterparts will together constitute one and the same agreement. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Parties by way of recorded electronic transmission and such transmission (including in PDF form) shall constitute delivery of an executed copy of this Agreement to the receiving Party.

[Remainder of the page intentionally left blank – Signature page to follow]

50

TO EVIDENCE THEIR AGREEMENT, the Parties have executed and delivered this Agreement as of the Effective Date.

BY THE SUBSCRIBER:

T&T POWER GROUP INC.

Per:
Name: Tyler Van Dyke
Title: Authorized Signatory

BY THE CORPORATION:

SIMSON-MAXWELL LTD.

Per:
Name: James Doris
Title: Authorized Signatory

BY THE SHAREHOLDERS:

VIKING ENERGY GROUP, INC.

Per:
Name: James Doris
Title: Authorized Signatory

REMORA EQ LP By its managing partner, Remora EQ General Partner Inc.

Per:
Name: Candace Enman
Title: Authorized Signatory

SIMMAX CORP.

Per:
Name: Brad Kruper
Title: Authorized Signatory

51